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                                                                  Exhibit 23.3


                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Equipe Combined Companies

    We have audited the combined balance sheets of the Equipe Combined Companies as of December 31, 1996 and the related combined statements of income, shareholders' equity and cash flows of the Equipe Combined Companies for the year then ended not presently separately herein. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the 1996 financial statements referred to above present fairly, in all material respects, the combined financial position of the Equipe Combined Companies at December 31, 1996 and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /S/ ERNST & YOUNG LLP

San Jose, California
November 19, 1997